Exhibit 99.1

Gett and Rosecliff Acquisition Corp agree to terminate the business combination agreement; Gett maintains a path to profitability.

●	Gett and Rosecliff completed a strategic business review, mutually agreeing to terminate the business combination agreement.

●	Gett announces withdrawal from the Russian market.

●	Business demonstrated strong annual momentum with 44% growth in topline, resulting in an estimated 4x growth in operational-level profitability in 2021 alone and an accelerated path to company profitability by as early as the third quarter of 2022.

●	Gett is expected to enter 2023 as a fast-growing and profitable company that will be ready to go public when markets return to a more actionable state.

LONDON, United Kingdom, Mar. 11, 2022 – Gett, a leading corporate ground transportation management (GTM) technology platform, and Rosecliff Acquisition Corp I (NASDAQ: RCLFU), a publicly-traded special purpose acquisition company, have announced today that, as a result of recent market volatility, they have conducted a review of market conditions and their proposed business combination.

As a result of current market conditions, Gett and Rosecliff have mutually agreed to terminate their previously announced business combination agreement.

As part of this review, Gett is announcing it will withdraw from the Russian transportation and delivery market permanently, with exit details to be announced in due course.

Russia represented a minority share of the business (less than 17% in Direct Gross Profit), while Gett’s global operational performance continues to impress as it delivered material growth and improved unit economics through 2021; therefore, 2022 shaping to be the best year and bigger by topline than 2021.

Preliminary results for the fourth quarter of 2021 indicate that Gett has strong annual momentum with 44% growth in topline, resulting in an estimated 4x growth in operational-level profitability in 2021 alone. On the back of this strong momentum and without incurring SPAC-related costs, Gett expects to reach company profitability by as early as the third quarter of 2022.

As a result, Gett anticipates entering 2023 as a fast-growing and profitable company that will be ready to access the public markets when market conditions return to a more actionable state.

Dave Waiser, the Founder & Chief Executive Officer of Gett, said: “After careful consideration and review, we felt that exiting the Russian market was the correct thing to do.

I want to thank Rosecliff’s SPAC team and Mike Murphy, in particular, for their professional and committed support during this journey. I wish its experienced and driven team continued success.”

Dave added: “Without SPAC-related costs in 2022 and considering our strong operational performance; we anticipate an accelerated path to company profitability already in Q3’22, a full year earlier than originally planned. Continuously, we remain focused on disrupting the $100 billion ground transportation management (GTM) category globally.”

Michael Murphy, Founder and CEO of Rosecliff, comments: “We believe that based on the current situation and market uncertainty, it is in the best interests of Rosecliff and its shareholders to terminate pursuit of the business combination with Gett. I’d like to thank Dave and all his colleagues for their hard work. They have a great business and strong momentum. I expect they will grow quickly as the strong network effect of their global ground transportation management (GTM) platform takes hold by adding more suppliers and creating more savings for companies. The Rosecliff team will turn back to the work of meeting with targets who can benefit from our incredible team.”

Preliminary Financial Results

Gett’s preliminary financial information included in this release is based on the information available to Gett at this time. There are material limitations inherent in making estimates of Gett’s results before the completion of its normal financial closing procedures, and its actual results may vary from this estimated preliminary result presented in this release due to the completion of Gett’s financial closing procedures and final adjustments. The estimated preliminary information has not been audited or reviewed by Gett’s independent registered public accounting firm.